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Exhibit 99.1

Tech Laboratories, Inc. Announces Event of Default Under
Its 6.5% Convertible Promissory Notes

NORTH HALEDON, N.J., Jan. 28 /PRNewswire-FirstCall/ -- Tech Laboratories, Inc. (OTC Bulletin Board: TCHL), announced that an Event of Default occurred today under its outstanding 6.5% convertible promissory notes. The outstanding principal and interest under the notes is $1,218,099. The Event of Default occurred due to the company's non-payment of the first installment due under that certain Redemption Agreement dated January 11, 2002, related to the redemption by the company from the holders of the notes originally issued in October 2000 (the "Notes"). Under the terms of the Redemption Agreement, the holders were entitled to receive in two installments (i) the first installment of $750,000 and 300,000 shares of stock on or before January 25, 2002, and (ii) on or before April 25, 2002, the second installment of an aggregate of $360,000 plus an additional $90,000 in cash or common stock, at the election of the Company, based upon the closing price of the shares of the Company's common stock on April 18, 2002.

An Event of Default, as defined in the Notes, occurred when the company did not make the first installment under the Redemption Agreement of $750,000 and deliver the 300,000 shares on or before Friday, January 25, 2002, and it allows each holder to elect to cancel any unfulfilled or future redemption and conversion and to accelerate payment of all outstanding principal and interest, or $1,218,099 due under the Notes.

The company's president, Bernard M. Ciongoli, stated, "We were unable to obtain sufficient financing prior to the due date of the first installment." Mr. Ciongoli stated further, "We are continuing to seek additional financing in an effort to redeem the Notes. If financing can be obtained on terms acceptable to the company, any cure of the Event of Default under the Notes, and any redemption of the Notes would be subject to approval by the holders of the Notes."

Tech Laboratories, Inc. is the owner of the DynaTraX(TM) Digital Matrix Switch Technology, which is a protocol independent digital network management tool. It resides between the equipment side and distribution side of a network and allows for the simple management of entire network structures and multiple remote networks, all from a single desktop workstation.

Tech Laboratories, Inc., through its subsidiary, Tech Logistics, Inc., also manufactures and sells an infrared perimeter intrusion detection system for security and anti-terrorist activities.

For more information on Tech Laboratories, please visit the company's web site at http://www.techlabsinc.com and click to:

 -- Global Network Management Communications
 -- High Tech Security Systems

Certain statements in this press release with respect to future expectations and plans may be regarded as "forward-looking statements" within the meaning of
Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, statements with respect to future earnings, and all other forward-looking statements involve risks and uncertainties and are subject to change at any time.


Tech Laboratories, Inc.
CONTACT: Tech Laboratories, Inc., +1-973-427-5333, fax +1-973-427-5455,
corporate@techlabsinc.com/
Web site: http://www.techlabsinc.com /
(TCHL)